UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2015

OSL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32658	98-0441032
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1669 Edgewood Road, Suite 214 Yardley, PA	19067
(Address of principal executive offices)	(Zip Code)

(845) 363-6776
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

On February 13, 2015, OSL Holdings Inc. (the “Company”) filed a Certificate of Designation (the “Designation”) of Preferences, Rights and Limitations of Series A Preferred Stock with the Secretary of State of Nevada for the purpose of amending the Company’s Certificate of Incorporation to establish the preferences, limitations, powers and relative rights of the Company’s Series A Preferred Stock (the “Series A Preferred”). The Designation became effective upon filing with the Secretary of State of Nevada on February 13, 2015. The Company issued each of its three directors two shares of the Series A Preferred.

The Series A Preferred have a stated value of $0.0001 per share and do not have a liquidation preference such that holders of shares of Series A Preferred shall not be entitled to receive any assets of the Company upon liquidation, dissolution or winding up of the Company. The Series A Preferred are not convertible into common stock and are not eligible for dividends.

Holders of shares of Series A Preferred are entitled to vote with holders of the Company’s common stock, such that holders of shares of Series A Preferred shall have the number of votes on all matters submitted to shareholders of the Company that is equal to such number of votes per share of Series A Preferred that, when added to the votes per share of all other shares of Series A Preferred, shall equal 50.1% of the outstanding voting capital (inclusive of the votes of holders of the Company’s common stock) at the time of the vote or written consent of shareholders.

The foregoing description is qualified in its entirety by reference to the Designation, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.1 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSL HOLDINGS INC.

Date: February 20, 2015	By:	/s/ Robert H. Rothenberg
Robert H. Rothenberg,
Chief Executive Officer